Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-60069); Form S-3ASR, including post effective amendment No. 1, (No. 333-150613); and Form S-8 (No. 33-51817, No. 333-85599, No. 333-44358, No. 333-105224, No. 333-106527, No. 333-106585, No. 333-114330, No. 333-118042, No. 333-129494, No. 333-129495, No. 333-129496, No. 333-144083, No. 333-145038, No. 333-147452 and No. 333-150605)  of E. I. du Pont de Nemours and Company of our report dated February 17, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 17, 2010